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                                                                   EXHIBIT 10(k)

                                  May 22, 2003

Dear Steve:

         The purpose of this letter is to set forth the agreement relating to the severance package we have discussed in connection with your departure from The J. M. Smucker Company (the "COMPANY") effective on, or prior to, July 1, 2003.

         Please review provisions of this comprehensive severance package carefully. As you know, we advise that you consult with your attorney concerning all of the terms of the package, especially the waiver and release, before you sign this agreement. The offer represented by this letter will remain open to you for acceptance for 21 days from the date that you receive the letter. The Company reserves the right after that time to revoke the offer.

         1. Benefits. Health benefits and basic life insurance will continue through the end of the month of the last day of your employment. For example, if the last day of employment is July 1, 2003, health benefits and basic life insurance will continue through July 31, 2003. Thereafter, the Company will pay your COBRA portion of your healthcare premium for a period of twelve months or until you secure other health insurance, whichever is shorter. This premium shall cover each of the individuals currently covered under the family policy in place as of the date of this letter. Other benefits provided to you as an employee of the Company will cease on the last day of employment, except as may otherwise be provided under a particular plan.

         2.       Payment for Waiver and Release.

                  (a) The Company will pay you severance equal to seventeen weeks' salary, which is equal to the gross amount of $84,014. This is pursuant to the Company's basic severance policy of one weeks' salary for each year of service.

                  (b) In addition to the severance payment provided for in subparagraph (a), above, and in consideration for your waiver and release of any and all claims that you may have against the Company or others, as provided in paragraph 5, below, you will receive (i) an additional payment in the gross amount of $222,390, (ii) a payment equal to the current value of the 4,000 shares previously awarded to you under the Company's restricted stock plan (based on the closing price of the Company's common share on the date of this letter of $36.47) equal to the gross amount of $145,880, (iii) a payment in the gross amount of $19,660, which represents your pro rata share of any amounts due under the Company's Management Incentive Program for fiscal year 2004, and (iv) $50,000 for outplacement services or such other purposes as you in your discretion may determine.

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Steven J. Ellcessor
Page 2

                  (c) The payments made under subparagraph 2 (a) will be made on the last day of employment, and under 2 (b) will be made on the effective date of this agreement as set forth in paragraph 6 below.

         3. Vacation. You will also receive a payment in the amount of $31,136 for your accrued, unused vacation. The vacation payment will be made to you on your last day of employment.

         4. Stock Options. All stock options previously awarded to you that are vested as of your last day of employment with the Company, which date shall be July 1, 2003, shall remain your property. These options will remain in effect for the original ten-year period and you will retain the right to exercise these options in accordance with the Smucker stock option agreements entered into by you with the Company and the terms of the plans pursuant to which the options were granted.

         5. Waiver and Release. By signing this letter agreement, you acknowledge and agree that the commitments of the Company to you in paragraph 2
(b), above, are in addition to anything to which you are otherwise entitled upon your termination and are in exchange for your waiver and release as follows:

         I, Steven J. Ellcessor, by my execution of this letter agreement, do hereby waive any rights or claims against The J. M. Smucker Company or its subsidiaries and any of their respective directors, officers, or employees that I may have as of the date of such execution under the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.), as amended, any state laws relating to discrimination, or any other federal, state, or local statute, regulation, or ordinance relating to discrimination. I further waive all causes of action, whether in contract or in tort, in any way related to my employment or my termination, including without limitation any claim of wrongful discharge or relating to emotional distress. I also hereby release The
         J. M. Smucker Company, its subsidiaries, and all of their respective directors, officers, and employees from all liability of any kind with regard to any such rights, claims, or causes of action.

         6. Effective Date of Agreement. This agreement will not become effective until seven days after its execution by you, during which period you will have the absolute right to revoke this agreement. In the event of such revocation, this agreement will be wholly and completely void, without any effect whatsoever and you will be obligated to repay to the Company all amounts received pursuant to or in connection with this agreement.

         7. General. This agreement, including without limitation the waiver and release,

                  (a) sets forth our entire agreement with regard to your termination, and there are no other agreements or understandings between us of any kind, written or oral,

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Steven J. Ellcessor
Page 3

                  (b) will be binding upon and inure to the benefit of our respective successors, assigns, heirs, and representatives, as the case may be, and

                  (c) will be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws.

         7. Confidentiality. The terms of this agreement, including the fact that there is such an agreement, are confidential. Each of us will maintain that confidentiality and neither of us will disclose any of the terms to any third party except as may be required by law or under a subpoena issued by a court of competent jurisdiction.

         8. Withholding. All amounts payable to you under this agreement will be subject to normal withholding and deductions. You acknowledge and agree that you will be fully and totally responsible for all taxes due with respect to any payments hereunder, regardless of the amount of taxes withheld by the Company.

         If the provisions set forth above are acceptable to you, please accept by signing one copy of this letter where indicated below and return it to me.

                                    Very truly yours,

                                    THE J. M. SMUCKER COMPANY

                                    By /s/ Tim Smucker
                                       -------------------------------
                                       Tim Smucker
                                       Chairman and Co-CEO
Accepted and agreed this
17 day of June, 2003.

/s/ Steven J. Ellcessor
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Steven J. Ellcessor